Exhibit 16.1

May 18, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Duratek, Inc. and, under the date of March 8, 2005, we reported on the consolidated financial statements of Duratek, Inc. as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004.  On May 13, 2005, our appointment as principal accountants was terminated. We have read Duratek, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 12, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with Duratek, Inc.’s statements that (1) the Audit Committee of the Board of Directors approved a decision to change accountants on May 12, 2005, (2) on May 16, 2005, Duratek, Inc.’s Audit Committee engaged Ernst & Young LLP as its new principal accountants, and (3) that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Duratek, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP
Baltimore, Maryland